Exhibit 6.4

SHARE Purchase Agreement

This SHARE PURCHASE AGREEMENT (“Agreement”) is made as of the 30th day of September 2017 (the “Effective Date”), by and between NL PENN CAPITAL, LP., a Delaware limited partnership (“NL Penn” or “Seller”) and IDEA LAB X PRODUCTS, INC., a Nevada corporation (“Idea Lab X or “Buyer”).

RECITALS

WHEREAS, Seller NL Penn through its subsidiary is the owner of the Shares (as hereinafter defined) of S.R.M. Entertainment, Limited (with Company Registry No. 92543), a Hong Kong company (the “Company”);

WHEREAS, Seller’s subsidiary SRM Entertainment Group, LLC is the record and nominal owner of the Shares and Seller is the equitable and beneficial owner of the Shares;

WHEREAS, Buyer Idea Lab X is a corporation duly formed under the laws of the State of Nevada;

WHEREAS, Seller desires to sell and Buyer desires to buy all of the Shares of the Company in exchange for the consideration on the terms set forth in this Agreement; and

WHEREAS, upon the closing of this Agreement, one hundred percent (100%) of the Shares in the Company shall be owned by Buyer.

NOW THEREFORE, in consideration of the mutual promises and consideration set forth herein, the receipt and value of which is hereby acknowledged, the parties hereto agree as follows:

1.	DEFINITIONS AND USAGE

1.1	Definitions

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.

"Accounts Receivable" means (a) all trade accounts receivable and other rights to payment from customers of the Company and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of the Company and (b) any claim, remedy or other right related to any of the foregoing.

“Agreement” shall have the meaning given in the first paragraph of this Agreement.

“Applicable Contract” means any Contract (a) under which the Company has or could acquire any rights, (b) under which the Company has or could become subject to any obligation or liability, or (c) by which the Company or any assets owned or used by it is or could become bound.

“Balance Sheet Date” shall have the meaning given in Section 3.4.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970 (sometimes referred to as "The Financial Recordkeeping and Reporting of Currency and Foreign Transactions Act of 1970" (31 U.S.C. 1051 et seq.)), any amendments to the act, and all regulations issued by the Department of the Treasury under the Bank Secrecy Act.

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“Breach” means any breach of, or any inaccuracy in, any representation or warranty or breach of, or failure to perform or comply with, any covenant or obligation in or of the Contract in question, or any event that with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy, or failure.

“Business Day” means any day other than (a) Saturday or Sunday or (b) any other day on which national banks in Philadelphia, Pennsylvania are generally permitted or required to be closed.

“Buyer” shall have the meaning given in the first paragraph of this Agreement.

“Buyer Indemnified Persons” shall have the meaning given in Section 6.2.

“Buyer’s Closing Documents” shall mean each document to be executed or delivered by Buyer at Closing.

“Closing” shall have the meaning given in Section 2.3.

“Closing Date” means the date on which the Closing occurs.

“Closing Balance Sheet” means the balance sheet as of September 30, 2017.

“Closing Balance Sheet Date” means September 30, 2017.

“Code” means the Internal Revenue Code of 1986.

“Collected Gross Revenues” N/A

“Companies Ordinance” means the Companies Ordinance (Chapter 32 of the Laws of Hong Kong);

“Company” shall have the meaning given in the Recitals of this Agreement.

“Confidential Information” shall have the meaning given in Section 5.4(a).

“Consent” means any approval, consent, ratification, waiver, or other authorization.

“Contemplated Transactions” means the transactions contemplated by this Agreement.

“Contract” means any agreement, contract, lease, consensual obligation, promise, commitment, or undertaking (whether written or oral and whether express or implied), whether or not legally binding.

“Copyrights” shall have the meaning given in Section 3.17(a)(iii).

“Disclosed Broker” shall have the meaning given in Section 3.23.

“Disclosure Schedules” means the disclosure schedules delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement, which are attached hereto and are hereby incorporated as a part of this Agreement.

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“Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal, or similar restriction, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Equity Security” means, in respect of any Person, (a) any share, capital stock or similar security, (b) any security convertible into or exchangeable for any security described in clause (a), (c) any option, warrant, or other right to purchase or otherwise acquire any security described in clauses (a), (b), or (c), (d) any “equity security” within the meaning of the Exchange Act, and (e) any “share” as defined in the Companies Ordinance.

“Exchange Act” means the Securities Exchange Act of 1934.

“Financial Statements” shall have the meaning given in Section 3.4.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authorization” means any (a) Consent, license, registration, or permit issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any: (a) nation, state, county, city, town, borough, village, district, or other jurisdiction; (b) federal, state, local, municipal, foreign, multinational, or other government; (c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal, or other entity exercising governmental or quasi-governmental powers); (d) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power, whether local, national, or international; or (e) official of any of the foregoing.

“HKRS” means the Hong Kong Financial Reporting Standards as applied in Hong Kong.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Indemnified Person” shall have the meaning given in Section 6.6(a).

“Indemnifying Person” shall have the meaning given in Section 6.6(a).

“Inland Revenue Department” means the Inland Revenue Department of the Government of the Hong Kong Special Administrative Region.

“Intellectual Property Assets” shall have the meaning given in Section 3.17(a).

“Closing Balance Sheet” shall have the meaning given in Section 3.4.

“Closing Balance Sheet Date” shall have the meaning given in Section 3.4.

“Invention Disclosures” shall have the meaning given in Section 3.17(c)(i).

“IRS” means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

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“Knowledge” means

(a)          An individual will be deemed to have Knowledge of a particular fact or other matter if that individual is actually aware of that fact or matter, without any investigation.

(b)          A Person (other than an individual) will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving as a director, officer, partner, member, manager, executor, or trustee of that Person (or in any similar capacity) has Knowledge of that fact or other matter.

“Legal Requirement” means any constitution, law, ordinance, principle of common law, code, rule, regulation, statute, act, treaty, or order of general applicability of any Governmental Body, including rules and regulations promulgated thereunder.

"Liability" means with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Loss” means any cost, loss, liability, obligation, claim, cause of action, damage, deficiency, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses), fine, penalty, judgment, award, assessment, or diminution of value.

“Major Suppliers” shall have the meaning given in Section 3.20.

“Major Customers” shall have the meaning given in Section 3.20.

“Marks” shall have the meaning given in Section 3.17(a)(i).

“Material Adverse Change” means with respect to the Company, any event, change, development, or occurrence that, individually or together with any other event, change, development, or occurrence, is materially adverse to its business, condition (financial or otherwise), assets, results of operations, or prospects.

“Occupational Safety and Health Law” means any Legal Requirement designed to promote safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to promote safe and healthful working conditions.

“Order” means any order, injunction, judgment, decree, ruling, assessment, or arbitration award of any Governmental Body or arbitrator.

“Ordinary Course of Business” means an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action: (a) is consistent in nature, scope, and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; and (b) does not require authorization by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature.

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“Organizational Documents” means (a) the memorandum and articles of association of the Company or certificate of incorporation and the bylaws of a corporation; (b) the certificate of formation and limited liability company agreement, operating agreement, or like agreement of a limited liability company; (c) the partnership agreement and any statement of partnership of a general partnership; (d) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (e) any charter or agreement or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to or restatement of any of the foregoing.

“Patents” shall have the meaning given in Section 3.17(a)(ii).

“Part” means the section of the Disclosure Schedule referred to herein which corresponds to a particular section of this Agreement.

“Permitted Encumbrances” means (a) Encumbrances for Taxes and other governmental charges and assessments (except assessments for public improvements levied, pending, or deferred against Owned Real Property) that are not yet due and payable, (b) Encumbrances of carriers, warehousemen, mechanics, and materialmen and other like Encumbrances arising in the Ordinary Course of Business (provided lien statements have not been filed or such Encumbrances otherwise perfected), (c) statutory Encumbrances in favor of lessors arising in connection with any property leased to the Company, (d) Encumbrances disclosed in the Financial Statements, and (e) rights of customers and/or factories in any molds owned or used by the Company.

“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture, other entity, or a Governmental Body.

“Proceeding” means any action, arbitration, mediation, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, judicial, or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Purchase Price” shall have the meaning given in Section 2.2.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium.

“Related Person” means

(a)          With respect to an individual: (i) each other member of such individual’s Family; (ii) any Person that is directly or indirectly controlled by such individual or any one or more members of such individual’s Family; (iii) any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and (iv) any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, manager, executor, or trustee (or in a similar capacity).

(b)          With respect to a Person other than an individual: (i) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with, such specified Person; (ii) any Person that holds a Material Interest in such specified Person; (iii) each Person that serves as a director, officer, partner, manager, executor, or trustee of such specified Person (or in a similar capacity); (iv) any Person in which such specified Person holds a Material Interest; and (v) any Person with respect to which such specified Person serves as a general partner, manager, or a trustee (or in a similar capacity).

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(c)          For purposes of this definition: (i) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise, and shall be construed as such term is used in the rules promulgated under the Exchange Act; (ii) the “Family” of an individual includes (A) the individual, (B) the individual’s spouse, (C) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (D) any other natural person who resides with such individual; and (iii) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or Equity Securities representing at least 10% of the outstanding equity interests in a Person.

“Representative” means with respect to a particular Person, includes any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, or legal counsel of such Person.

“Securities Act” means the Securities Act of 1933.

“Seller” shall have the meaning given in the first paragraph of this Agreement.

“Seller’s Closing Documents” means each document to be executed or delivered by Seller at Closing.

“Shares” shall have the meaning given in Section 3.3(a).

“Subsidiary” means (i) with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than Equity Securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries and (ii) with respect to the Company, the meaning attributed to it in Section 2 of the Companies Ordinance; when used without reference to a particular Person, “Subsidiary” means a Subsidiary of the Company.

“Tax” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, Social Security, unemployment, disability, real property, personal property, sales, use, transfer, value added, concession, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge, or duty of any kind whatsoever and any interest, penalty, addition, or additional amount thereon imposed, assessed, or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Third Party” means a Person that is not the Company or a party to this Agreement.

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“Third-Party Claim” means any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.

“Trade Payables” means any trade account payables.

“Trade Secrets” shall have the meaning given in Section 3.17(a)(vi).

1.2	Usage

(a)          In this Agreement, unless expressly stated otherwise: (i) the singular includes the plural and vice versa; (ii) reference to any Person includes such Person’s successors and assigns, if applicable, but only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iii) reference to a gender includes the other gender; (iv) reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with its terms; (v) reference to any Legal Requirement means that Legal Requirement as from time to time in effect, including any amendment, modification, codification, replacement, or reenactment of such Legal Requirement; (vi) reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement as from time to time in effect, including any amendment, modification, codification, replacement, or reenactment of such section or other provision; (vii) “hereunder,” “hereof,” “hereto,” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section, or other provision of this Agreement; (viii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (ix) “or” is used in the inclusive sense of “and/or”; (x) “any” means “any and all”; (x) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; (xi) a reference to a document, instrument, or agreement also refers to all addenda, exhibits, or schedules thereto; (xii) a reference to a “copy” or “copies” of any document, instrument, or agreement means a copy or copies that are complete and correct; and (xiii) a reference to a list, or any like compilation (whether in the Disclosure Schedules or elsewhere), means that the item referred to is complete and correct.

(b)          Unless otherwise specified in this Agreement, (i) all accounting terms with respect to Seller used in this Agreement will be interpreted, and all accounting determinations with respect to Seller under this Agreement will be made, in accordance with an income tax basis; and (ii) all accounting terms with respect to the Company used in this Agreement will be interpreted, and all accounting determinations with respect to the Company under this Agreement will be made, in accordance with HKRS.

(c)          This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party as having been drafted by it will not apply to any construction or interpretation of this Agreement.

(d)          The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be part of this Agreement, and shall not be referred to in connection with the construction or interpretation of this Agreement.

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2.	SALE AND TRANSFER OF SHARES; CLOSING

2.1	Shares

Subject to the terms and conditions of this Agreement, and in reliance upon the representations, warranties, and covenants contained in this Agreement, at the Closing, Buyer shall purchase the Shares from Seller, and Seller shall sell and transfer the Shares to Buyer, free and clear of any Encumbrance.

2.2	PURCHASE PRICE

The purchase price for the Shares (the “Purchase Price”) shall be an amount equal to the following:

(a)    6,000,000 shares of common stock in Buyer Idea Lab X.; and

(b)    Promissory Note payable to NL Penn, in the principal amount of $2,120,000, with the following terms: interest 6% per annum, term 10-year amortization with a 5-year balloon payment, substantially in form and substance attached hereto as Exhibit A.

2.3	CLOSING

The purchase and sale of the Shares (the “Closing”) provided for in this Agreement will take place simultaneously with the execution of this Agreement and the agreements related thereto, but the effective date of Closing and the transactions governed hereby shall be as of September 30, 2017 (the “Closing Date”). The Closing will be deemed to be effective as of the close of business on the Closing Date for tax and accounting purposes.

2.4	reserved.

2.5	CLOSING DELIVERABLES

At the Closing:

(a)           Seller shall deliver to Buyer:

(i)          duly executed instruments of transfer in respect of the Shares in favor of the Buyer accompanied by the relevant original share certificates representing the Shares;

(ii)         the Organizational Documents of the Company which includes all the statutory and other books and records (including financial records) possessed by or in control of the Seller duly written up to date of the Company and its certificate of incorporation, current business registration certificate and common seal and any other papers, records and documents of the Company;

(iii)        all powers of attorney or other authorities under which the instruments of transfer in respect of the Shares have been executed;

(iv)        such waivers or consents as the Buyer may require to enable the Buyer to be registered as the holder of the Shares;

(v)         the updating of the register of members and transfers of the Company, the cancellation of existing share certificates representing the Shares in the name of the Seller, and the issuance of new share certificate representing the Shares in favor of the Buyer and to affix the common seal thereto;

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(vi)        a Power of Attorney duly executed by the Seller in favor of the Buyer appointing the Buyer as the Seller’s attorney in fact in respect of the Company Shares from the date of Closing until such time as the Buyer has been registered as the holder of the Company Shares in the Register of Members of the Company;

(vii)       such other documents as may reasonably be required by the Buyer to transfer title of the Shares to the Buyer;

(b)           Buyer shall deliver to Seller:

(i)          duly executed instruments of transfer in respect of the shares of common stock in Buyer Idea Lab X in favor of the Seller NL Penn accompanied by the relevant original share certificates representing the shares of stock;

(ii)          promissory note evidencing debt, as set forth in Exhibit A;

3.	REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

3.1	ORGANIZATION AND GOOD STANDING

(a)          The Company is duly incorporated and validly existing under the laws of Hong Kong, with full power and authority to conduct its business as it is being conducted, to own or use its assets, and to perform all its obligations under Applicable Contracts. The Company is duly qualified to do business as a foreign entity and is in good standing under the laws of each jurisdiction that requires such qualification. NL Penn is duly formed and validly existing under the laws of the State of Delaware, with full power and authority to conduct its business as it is being conducted, to own or use its assets, and to perform all its obligations

(b)          Seller has delivered to Buyer copies of the Organizational Documents of the Company. The Company is not in default under or in violation of any of its Organizational Documents.

(c)          The Company has not conducted business under or otherwise used, for any purpose or in any jurisdiction, any legal, fictitious, assumed, or trade name other than its legal name.

3.2	ENFORCEABILITY AND AUTHORITY; NO CONFLICT

(a)          This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms. Upon the execution and delivery of Seller’s Closing Documents, each of the Seller’s Closing Documents will constitute the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms. Seller has the absolute and unrestricted right, power, authority, and capacity to execute and deliver, and to perform its obligations under, this Agreement and Seller’s Closing Documents.

(b)          Neither the execution and delivery of this Agreement nor the consummation or performance of any Contemplated Transaction will, directly or indirectly (with or without notice or lapse of time):

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(i)          contravene, conflict with, or violate (A) any Organizational Document of the Company, or (B) any resolution adopted by the board of directors or the shareholders (or Persons exercising similar authority) of the Company;

(ii)         contravene, conflict with, or violate, or give any Governmental Body or other Person the right to challenge any Contemplated Transaction, or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or Seller, or any assets owned or used by the Company, could be subject;

(iii)        contravene, conflict with, violate, result in the loss of any benefit to which the Company is entitled under, or give any Governmental Body the right to revoke, suspend, cancel, terminate, or modify, any Governmental Authorization held by the Company or that otherwise relates to the business of, or any assets owned or used by, the Company;

(iv)        cause Buyer or the Company to become subject to, or to become liable for payment of, any Tax;

(v)         Breach, or give any Person the right to declare a default or exercise any remedy or to obtain any additional rights under, or to accelerate the maturity or performance of, or payment under, or cancel, terminate, or modify, any Applicable Contract or any Contract to which Seller or the Company is a party except if a consent is required and not obtained;

(vi)        result in the imposition or creation of any Encumbrance upon, or with respect to, any assets owned or used by the Company; or

(vii)       result in, or give any other Person the right or option to cause or declare: (A) a loss of any Intellectual Property Asset, (B) the release, disclosure, or delivery of any Intellectual Property Asset by or to any escrow agent or other Person, or (C) the grant, assignment, or transfer to any other Person of any license, Encumbrance, or other right or interest under, to, or in any Intellectual Property Asset.

3.3	CAPITALIZATION OF COMPANY AND SUBSIDIARIES

(a)          The authorized capital of the Company consists of ordinary shares issued and fully paid up (the “Shares”). Seller is the sole beneficial owner of the Shares through its subsidiary. The assignments, endorsements, instruments of transfer and sold notes and other documents as set out in Section 2.6(a) to be delivered by Seller to Buyer at the Closing will be sufficient to transfer Seller’s entire interest in the Shares (of record and beneficially). At Closing, the Buyer will receive good title to the Shares, free and clear of all Encumbrances.

(b)          The Company has no Subsidiaries. All the Shares of the Company have been duly authorized and validly issued, and are fully paid and nonassessable. There are no shareholders or other Contracts relating to any Share of the Company, including the sale, voting, or transfer thereof. No Share or other security of the Company was issued in violation of the Memorandum and Articles of Association of the Company, the Companies Ordinance or any other Legal Requirement. The Company has no outstanding subscription, option, warrant, call or exchange right, convertible security, or other Contract or other obligations in effect giving any Person the right to acquire (whether by preemptive rights or otherwise) any Share of the Company.

(c)          The Company does not own, or is a party to or bound by any Contract to acquire, any Equity Security or other security of any Person or any direct or indirect equity or ownership interest in any other business. The Company is not obligated to provide funds to or make any investment (whether in the form of a loan, capital contribution, or otherwise) in any other Person.

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3.4	FINANCIAL STATEMENTS

Seller has delivered or shall deliver to Buyer: (a) audited balance sheet of the Company as of December 31, 2016 (the “Balance Sheet Date”), and the related audited statements of income, changes in shareholders’ equity, and cash flows for each of the two (2) fiscal years ended on such dates, including the notes thereto, together with the report thereon of the Company’s independent public accountants, (collectively, the “Audited Financial Statements”), and (b) an unaudited balance sheet (the “Closing Balance Sheet”) of the Company as of September 30, 2017 (the “Closing Balance Sheet Date”).

3.5	BOOKS AND RECORDS

(a)          The books of account and other Records of the Company, all of which have been made available to Buyer, are complete and correct, represent actual, bona fide transactions, and have been maintained in accordance with sound business practices and the requirements of the Inland Revenue Ordinance (Chapter 112 of the Laws of Hong Kong [or Section 13(b)(2) of the Exchange Act] (whether or not the Company is subject to that Section and the Inland Revenue Ordinance).

(b)          The Company has at all times maintained complete and correct Records of all issuances and transfers of its Shares. At the Closing, all minute books and Records will be in the possession of the Company.

3.6	REAL AND PERSONAL PROPERTY

(a)          The Company owns no real estate (“Real Property”).

(b)          The Company owns all tangible personal property reflected as owned in the Closing Balance Sheet, free and clear of all Encumbrances, other than Permitted Encumbrances. All the tangible personal property purchased or otherwise acquired by the Company since the Closing Balance Sheet Date is owned by the Company free and clear of all Encumbrances, other than Permitted Encumbrances. A copy of the fixed asset register of the Company has been delivered to Buyer. Each such register contains a complete and correct list of the fixed assets of the Company as of the date specified.

3.7	CONDITION AND SUFFICIENCY OF ASSETS

(a)          The assets owned and leased by the Company constitute all the assets used in connection with the business of the Company. Such assets constitute all the assets necessary for the Company to continue to conduct its business following the Closing as it is being conducted.

(b)          Notwithstanding anything contained herein to the contrary, the tangible assets of the Company are sold as-is, where-is, with all faults and without any representations and warranties whatsoever as to their condition.

3.8	INVENTORIES

All inventories of the Company, whether or not reflected on the Closing Balance Sheet, consist of a quality and quantity usable and, with respect to finished goods, saleable, in the Ordinary Course of Business.

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3.9	NO UNDISCLOSED LIABILITIES

Except for any liabilities to customers or factories regarding any interests they may have in any molds, the Company does not have any liability or obligation of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) other than liabilities or obligations to the extent shown on the Closing Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the date of the Closing Balance Sheet.

3.10	TAXES

(a)           Filed Returns and Tax Payments

(i)          The Company and Seller have filed or caused to be filed all Tax Returns that were required to be filed by the Company or Seller with respect to each of them, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements.

(ii)         All Tax Returns filed by the Company and Seller are complete and correct and comply with applicable Legal Requirements.

(iii)        The Company and the Seller have paid, or made provision for the payment of, all Taxes that have or could have become due for all periods covered by any Tax Return or otherwise, including pursuant to any assessment received by Seller or the Company and that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been provided in the Closing Balance Sheet.

(iv)        The Company and Seller have withheld or collected and paid to the IRS, the Inland Revenue Department or other Person all Taxes required to be withheld, collected, or paid by it.

(v)         No claim has ever been made by any Governmental Body in a jurisdiction where the Company does not file Tax Returns that it is or could be subject to taxation by that jurisdiction, nor is there any reasonable basis for such a claim.

(b)           Audited Years

(i)          No Tax Returns of the Company or the Seller have been audited by the IRS, the Inland Revenue Department or other Governmental Body within the last five (5) years.

(ii)         No Proceedings are pending before the Inland Revenue Department or other Governmental Body with respect to the Company’s Taxes.

(iii)        Neither Seller nor the Company has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Company or for which the Company or Seller could be liable.

(iv)        No Encumbrance for Taxes exists with respect to any assets of the Company or Seller, except statutory liens for Taxes not yet due.

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(c)           Accruals and Reserves

The charges, accruals, and reserves with respect to Taxes on the accounting Records of the Company are adequate and are at least equal to the Company’s and Seller’s liability for Taxes.

(d)           Status of Company

The Company has not been a member of any affiliated group of corporations (other than a group of which the Company was the common parent) which has filed a combined, consolidated, or unitary income Tax Return with any Governmental Body. The Company is not liable for the Taxes of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of any applicable Legal Requirement, as a transferee or successor, by contract, or otherwise.

(e)           Seller’s Tax Representations

(i)          Seller has filed or has caused to be filed on a timely basis all Tax Returns required under the Code related to Seller's ownership of the Company and its status as a "passive foreign investment company" (or "PFIC") under Code Section 1297. Tax Returns covered by this Section 3.10(e)(i) may include, but are not limited to, Form 8621 (and any proper related tax elections), Form 8886, and Form 1118.

(ii)         Seller has filed or has caused to be filed on a timely basis all Tax Returns required under the Code related to Seller's ownership of the Company and its status as a "controlled foreign corporation" (or "CFC") under Code Section 957. Tax Returns covered by this Section 3.11(e)(ii) may include, but are not limited to, Form 5471 (including any applicable schedules), Form 926, Form 1116, Form 1118, and Form 1120F (including any applicable schedules). Seller has fully complied with Subpart F of the Code, and is not subject to potential income inclusion under Code Section 952(c)(2).

(iii)        Seller has filed or has caused to be filed on a timely basis all Tax Returns required under the Code, and all filings required under the Bank Secrecy Act, related to Seller's ownership of the Company, Seller's offshore assets, and the Company's foreign bank or financial accounts. Tax Returns and Bank Secrecy Act filings covered by this Section 3.11(e)(iii) may include, but are not limited to, Form TD F 90-22.1, Form 8938, and Schedule B attached to Form 1040 (which addresses a taxpayer's foreign account ownership); and

(iv)        All Bank Secrecy Act filings by Seller are complete and correct and comply with applicable Legal Requirements.

3.11	NO MATERIAL ADVERSE CHANGE

Since the Balance Sheet Date, the Company has not suffered any Material Adverse Change and no event has occurred, and no circumstance exists, that can reasonably be expected to result in a Material Adverse Change.

The foregoing disclosures shall be deemed to have been made in each of the Seller’s representations and warranties wherever relevant.

3.12	COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

Except as otherwise disclosed by Seller (i) the Company has at all times been in compliance with each Legal Requirement that is or was applicable to it or the conduct of its business or the ownership or use of any of its assets; and (ii) the Company has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action.

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3.13	LEGAL PROCEEDINGS; ORDERS

(a)          In the last 5 years there has not been, and there is not pending or, to the Knowledge of Seller, threatened, any Proceeding: (i) by or against the Company or that otherwise relates to or could affect the business of, or any assets owned or used by, the Company; or (ii) by or against Seller that relates to the Shares; or (iii) that challenges, or that could have the effect of preventing, delaying, making illegal, imposing limitations or conditions on, or otherwise interfering with, any Contemplated Transaction.

(b)          To the Knowledge of Seller, no event has occurred or circumstance exists that could give rise to or serve as a basis for the commencement of any such Proceeding.

3.14	ABSENCE OF CERTAIN CHANGES AND EVENTS

Since the Closing Balance Sheet Date, the Company has conducted its business only in the Ordinary Course of Business.

3.15	CONTRACTS

(a)           Seller has delivered to Buyer a copy of, each Applicable Contract binding upon the Company and all amendments thereto.

(b)           Except as disclosed by Seller:

(i)          the Company has been in compliance with each Applicable Contract since the effective date of such Applicable Contract;

(ii)         each other Person that has any obligation or liability under any Applicable Contract has been in compliance with such Applicable Contract since the effective date of such Applicable Contract;

(iii)        no event has occurred or circumstance exists that (with or without notice or lapse of time) could result in a Breach of, or give the Company or other Person the right to declare a default or exercise any remedy under, or accelerate the maturity or performance of or payment under, or cancel, terminate, or modify, any Applicable Contract;

(iv)        no event has occurred or circumstance exists under or by virtue of any Applicable Contract that (with or without notice or lapse of time) would cause the creation of any Encumbrance affecting any assets owned or used by the Company; and

(v)         The Company has not given to, or received from, any other Person any notice or other communication (whether oral or written) regarding any actual, alleged, or potential Breach of any Applicable Contract.

(c)           Each Applicable Contract relating to the sale, design, manufacture, or provision of products or services by the Company has been entered into in the Ordinary Course of Business and without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, in violation of any Legal Requirement.

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3.16	INSURANCE

(a)          Seller has delivered to Buyer copies of all policies of insurance to which the Company is a party, an insured, or a beneficiary. The Company has paid all premiums due, and has otherwise performed its obligations, under each such policy of insurance.

(b)          The Company has not provided any information to any insurer in connection with any application for insurance that could result in (i) cancellation of any insurance policy or bond for the benefit of the Company or (ii) denial of coverage for a risk otherwise covered by any such insurance policy or bond.

3.17	INTELLECTUAL PROPERTY ASSETS

(a)           Definition of Intellectual Property Assets

The term “Intellectual Property Assets” means all intellectual property owned, licensed (as licensor or licensee), or used by the Company, including:

(i)          the name of the Company, assumed, fictional, business and trade names, registered and unregistered trademarks, service marks, and logos, and trademark and service mark applications (collectively, “Marks”);

(ii)         patents, patent applications (collectively, “Patents”), and Invention Disclosures;

(iii)        registered and unregistered copyrights in both published works and unpublished works (collectively, “Copyrights”);

(iv)        all rights in mask works (as defined in Section 901 of the Copyright Act of 1976);

(v)         all know-how, trade secrets, confidential or proprietary information, customer lists, technical information, data, process technology, plans, drawings, inventions, and discoveries, whether or not patentable (collectively, “Trade Secrets”); and

(vi)        all rights in Internet websites, Internet domain names, and keywords held by the Company (collectively “Net Names”).

(b)           Nature of Intellectual Property Assets

(i)          The Intellectual Property Assets owned by the Company, together with the Intellectual Property Assets licensed by the Company), are all those used in or necessary for the conduct of the business of the Company as it is being conducted. The Company is the owner of each of the owned Intellectual Property Assets, free and clear of any Encumbrance, and has the right to use them without payment to any Person except as set forth in the Contracts.

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(ii)         No funding, facilities, or personnel of any Governmental Body, any educational institution, or any other Person (other than the Company) were used, directly or indirectly, to develop or create, in whole or in part, any owned Intellectual Property Asset.

(iii)        Since January 1, 2008, the Company has not assigned or otherwise transferred any interest in, or agreed to assign or otherwise transfer any interest in, any Intellectual Property Asset to any other Person, except pursuant to nonexclusive licenses in the Ordinary Course of Business.

(iv)        The Company is not or ever was a member or promoter of, or a contributor to, any industry standards body or other organization that could require or obligate the Company to grant or offer to any other Person any license or right to any Intellectual Property Asset.

(c)           Patents

(i)          Seller provided all Patents and invention disclosures relating to inventions conceived or reduced to practice by one or more officers, independent contractors, or other parties with whom the Company may have collaborated in connection with developments on behalf of the Company’s business (“Invention Disclosures”), including the name of the Company that owns or uses such Patent or Invention Disclosure.

(ii)         None of the products manufactured or sold, or any process or know-how used, by the Company infringes or is alleged to infringe any patent or other proprietary right of any other Person.

(d)           Marks

(i)          Seller provided or shall provide a list of all Marks, including the name of the Company.

(ii)         To the Knowledge of Seller, there is no potentially interfering trademark or trademark application of any Person with respect to any Mark.

(e)           Copyrights

Seller provided or shall provide a list of all registered Copyrights and all material unregistered Copyrights used in connection with the products or services provided by the Company, including the name of the Company. None of the subject matter of any Copyright infringes or is alleged to infringe any copyright of any Person or is a derivative work based upon the work of any other Person.

3.18	COMPLIANCE WITH THE FOREIGN CORRUPT PRACTICES ACT AND EXPORT CONTROL AND ANTIBOYCOTT LAWS

Neither the Seller, the Company nor any Representative of the Seller the Company in their capacity as such has violated the Foreign Corrupt Practices Act or the anticorruption laws of any jurisdiction where the Company does business. The Company have at all times complied with all Legal Requirements relating to export control and trade sanctions or embargoes. The Company has not violated the antiboycott prohibitions contained in Sections 2401 et seq. of Title 50 Appendix of the U.S.C., or have taken any action that can be penalized under Section 999 of the Code.

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3.19	RELATIONSHIPS WITH RELATED PERSONS

Neither Seller nor any Related Person of Seller or of the Company has, or since January 1, 2008 has had, any interest in any asset owned or used by the Company.

3.20	CUSTOMERS AND SUPPLIERS

Seller provided or shall provide lists for each of the three years ending December 31, 2016, the names of the respective customers that were, in the aggregate, the 10 largest customers in terms of dollar value of products or services, or both, sold by the Company (“Major Customers”). Seller provided or shall provide lists for each such year, the names of the respective suppliers that were, in the aggregate, the 10 largest suppliers in terms of dollar value of products or services, or both, to the Company (“Major Suppliers”). Except as disclosed no Major Customer or Major Supplier has given the Company notice (written or oral) terminating, canceling, reducing the volume under, or renegotiating the pricing terms or any other material terms of any Applicable Contract or relationship with the Company or threatening to take any of such actions, and, to the Knowledge of Seller, no Major Customer or Major Supplier intends to do so.

3.21	PRODUCT LIABILITIES AND WARRANTIES

(a)          Except as disclosed by Seller, Outside the Ordinary Course of Business, the Company has not incurred any Loss as a result of any defect or other deficiency (whether of design, materials, workmanship, labeling, instructions, or otherwise) with respect to any product designed, manufactured, sold, leased, licensed, or delivered, or any service provided by the Company, whether such Loss is incurred by reason of any express or implied warranty (including any warranty of merchantability or fitness), any doctrine of common law (tort, contract, or other), any other Legal Requirement, or otherwise. Notwithstanding the foregoing, the Company regularly provides a deduction in pricing to take into consideration defective products and regularly addresses defective product issues in the Ordinary Course of Business. No Governmental Body has alleged that any product designed, manufactured, sold, leased, licensed, or delivered by the Company is defective or unsafe or fails to meet any product warranty or any standards promulgated by any such Governmental Body. No product designed, manufactured, sold, leased, licensed, or delivered by the Company has been recalled, and the Company has not received any notice of recall (written or oral) of any such product from any Governmental Body. No event has occurred or circumstance exists that (with or without notice or lapse of time) could result in any such liability or recall.

(b)          Except as disclosed by Seller or as otherwise reflected in the Contracts, the Company has not given to any Person any product or service guaranty or warranty, right of return, or other indemnity relating to the products manufactured, sold, leased, licensed, or delivered, or services performed, by the Company.

3.22	EMPLOYEES

Seller provided or shall provide a list of the current employees of the Company and their respective positions and rates of compensation, as well as the benefit plans covering any employees. The Seller and the Company are not a party to any collective bargaining agreements. The Seller and the Company have complied with all federal, state and local laws and regulations respecting employment, employment discrimination, employment practices, terms and conditions of employment, payroll and withholding taxes, wages and hours, and occupational safety and health in the work place.

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3.23	BROKERS OR FINDERS

Neither Seller nor the Company, and none of their respective Representatives, has incurred any obligation or liability, contingent or otherwise, for any brokerage or finder’s fee or agent’s commission or other similar payment in connection with this Agreement or the Contemplated Transactions.

4.	REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

4.1	ORGANIZATION AND GOOD STANDING

Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada.

4.2	ENFORCEABILITY AND AUTHORITY; NO CONFLICT

(a)          The execution, delivery, and performance by Buyer of this Agreement and Buyer’s Closing Documents have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon execution and delivery of Buyer’s Closing Documents by Buyer, each of Buyer’s Closing Documents will constitute the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and Buyer’s Closing Documents and to perform its obligations under this Agreement and Buyer’s Closing Documents.

(b)          Neither the execution and delivery of this Agreement nor the consummation or performance of any Contemplated Transaction will directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with, or violate (A) any Organizational Document of Buyer, or (B) any resolution adopted by the board of directors or the shareholders of Buyer; (ii) contravene, conflict with, or violate, or give any Governmental Body or other Person the right to challenge any Contemplated Transaction, or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Buyer, or any assets owned or used by Buyer, is subject; or (iii) Breach, or give any Person the right to declare a default or exercise any remedy or to obtain any additional rights under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate, or modify, any Contract to which Buyer is a party.

(c)          Buyer is not required to give notice to or obtain Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any Contemplated Transaction.

4.3	CERTAIN PROCEEDINGS

There is no Proceeding pending against Buyer that challenges, or could have the effect of preventing, delaying, making illegal, imposing limitations or conditions on, or otherwise interfering with, any Contemplated Transaction. To Buyer’s Knowledge, no such Proceeding has been threatened.

4.4	SELLER’S REPRESENTATIONS AND WARRANTIES

To Buyer’s Knowledge, all of the Seller’s representations and warranties are accurate.

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4.5	BROKERS OR FINDERS

Neither Seller or Buyer have incurred any obligation or liability, contingent or otherwise, for any brokerage or finder’s fee, agent’s commission, or other similar payment in connection with this Agreement.

5.	POST-CLOSING COVENANTS

5.1	COOPERATION AND PROCEEDINGS; ACCESS TO RECORDS

(a)          After the Closing, Seller shall cooperate with Buyer and its counsel and make itself and its Representatives available to Buyer and the Company in connection with the institution or defense of any Proceeding, whether existing, threatened, or anticipated, involving or relating to the Contemplated Transactions, Buyer, Seller, or the Company, including providing testimony, Records, and other information.

(b)          Seller and Buyer will make available to the other any Records in the nonrequesting party’s custody or control for the purpose of preparing any financial statement or Tax Return or preparing for or defending any tax-related examination of the requesting party or the Company by any Governmental Body. The party requesting such Records will reimburse the nonrequesting party for the reasonable out-of-pocket costs and expenses incurred by the nonrequesting party. The nonrequesting party will afford access to such Records during normal business hours, upon reasonable advance notice given by the requesting party, and subject to such reasonable limitations as the nonrequesting party may impose to delete competitively sensitive or privileged information.

5.2	CONFIDENTIALITY

(a)           As used in this Section 5.2, the term “Confidential Information” includes any of the following information held or used by or relating to Buyer or the Company:

(i)          all information that is a Trade Secret;

(ii)         all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, computer hardware, software and computer software, database technologies, systems, structures and architectures; and

(iii)        all information concerning the business and affairs of Buyer or the Company, including historical and current financial statements, financial projections and budgets, tax returns and accountants’ materials, historical, current, and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer and prospect lists and files, current and anticipated customer requirements, price lists, market studies, Contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented.

(b)           Seller acknowledges the confidential and proprietary nature of the Confidential Information and agrees that Seller shall, except to the extent required to fulfill Seller’s duties in the course of employment, if any, for the Company, from and after the Closing: (i) keep the Confidential Information confidential and deliver promptly to Buyer, or immediately destroy at Buyer’s option, all embodiments and copies of the Confidential Information that are in Seller’s possession; (ii) not use the Confidential Information for any reason or purpose; and (iii) without limiting the foregoing, not disclose the Confidential Information to any Person, except with Buyer’s Consent.

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(c)          Section 5.2(b) does not apply to that part of the Confidential Information that becomes generally available to the public other than as a result of a Breach of this Section 5.2 by Seller. Confidential Information shall not be deemed “generally available to the public” merely because it is included or incorporated in more general information that is publicly available or because it combines features which individually may be publicly available.

(d)          If Seller becomes compelled in any Proceeding to make any disclosure that is prohibited by this Section 5.2, Seller shall, to the extent legally permissible, provide Buyer with prompt notice of such compulsion so that Buyer may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Section 5.2. In the absence of a protective order or other remedy, Seller may disclose that portion (and only that portion) of the Confidential Information that, based upon the opinion of Seller’s counsel, Seller is legally compelled to disclose; provided, however, that Seller shall use its best efforts to obtain written assurance that any Person to whom any Confidential Information is so disclosed shall accord confidential treatment to such Confidential Information.

(e)          Nothing in this Section 5.2 will diminish the protections and benefits under applicable Legal Requirements to which any Trade Secret of the Company is entitled. If any information that the Company asserts to be a Trade Secret under applicable Legal Requirements is found by a court of competent jurisdiction not to be such a Trade Secret, such information will nonetheless be considered Confidential Information of the Company for purposes of this Section 5.2.

5.3	CUSTOMER AND OTHER BUSINESS RELATIONSHIPS

(a)          After the Closing, Seller shall cooperate with Buyer and the Company in their efforts to continue and maintain for the benefit of Buyer and the Company those business relationships of the Company and of Seller relating to the business of the Company, including relationships with any customers, suppliers, licensors, licensees, lessors, employees, regulatory authorities, and others. Seller shall refer to Buyer and the Company all inquiries and communications received by Seller relating to the Company after the Closing.

(b)          After the Closing, Seller shall not take any action, either directly or indirectly, that is intended to diminish the value of the Company or interfere with the business of the Company.

6.	INDEMNIFICATION; PAYMENT; REIMBURSEMENT; REMEDIES

6.1	SURVIVAL; REMEDIES

(a)          All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Schedules, the supplements to the Disclosure Schedules, and any certificate, document, or other writing delivered pursuant to this Agreement will survive the Closing and the consummation and performance of the Contemplated Transactions for a period of six (6) months.

(b)          The waiver of any condition relating to any representation, warranty, covenant, or obligation will not affect the right to indemnification, payment, reimbursement, or other remedy based upon such representation, warranty, covenant, or obligation.

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(c)          Any Indemnification payment made pursuant to this Section 6 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by law.

6.2	INDEMNIFICATION, PAYMENT, AND REIMBURSEMENT BY SELLER

Subject to the limitations contained herein, Seller shall indemnify and hold harmless Buyer, the Company, and their respective Representatives, shareholders, Subsidiaries, and Related Persons (collectively, the “Buyer Indemnified Persons”) from, and shall pay to Buyer Indemnified Persons the amount of, or reimburse Buyer Indemnified Persons for, any Loss that Buyer Indemnified Persons or any of them may suffer, sustain, or become subject to, as a result of, in connection with, or relating to:

(a)          any Breach of any representation or warranty made by Seller in (i) this Agreement or the Disclosure Schedules (without giving effect to any supplement to the Disclosure Schedules), (ii) any supplement to the Disclosure Schedules, (iii) the certificate delivered pursuant to Section 6.2, or (iv) any other certificate, document, or other writing delivered by Seller pursuant to this Agreement;

(b)          any Breach of any covenant or obligation of Seller in this Agreement or in any certificate, document, or other writing delivered by Seller pursuant to this Agreement;

(c)          any claim by any Person (other than the Disclosed Broker) for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any such Person with Seller or the Company (or any Person acting on their behalf) in connection with any Contemplated Transaction;

(d)          (i) any Taxes of the Company not reflected on the Closing Date Balance Sheet relating to periods on or prior to the Closing Date, and (ii) any liability of the Company for Taxes of any other Person, as a transferee or successor, by Contract or otherwise;

(e)          any product shipped or manufactured by, or any services provided by, the Company, in whole or in part, prior to the Closing Date; or

(f)          any liabilities related to the monies paid by or on behalf of the Company’s customers with respect to tooling costs and purchases incurred in connection with the fulfillment of customer orders in the event such customers terminate their relationship with the Company and request the return of their molds within three (3) years following the Closing Date.

6.3	INDEMNIFICATION, PAYMENT, AND REIMBURSEMENT BY BUYER

Buyer shall indemnify and hold harmless Seller from, and shall pay to Seller the amount of, or reimburse Seller for, any Loss that Seller may suffer, sustain, or become subject to, as a result of, in connection with, or relating to:

(a)          any Breach of any representation or warranty made by Buyer in this Agreement;

(b)          any Breach of any covenant or obligation of Buyer in this Agreement or in any certificate, document, or other writing delivered by Buyer pursuant to this Agreement;

(c)          any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any such Person with Buyer (or any Person acting on its behalf) in connection with any Contemplated Transaction; or

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(d)          the assets, Business, operations, products, activities or liabilities of the Company and/or Buyer existing or accruing from and after the Closing Date.

6.4	LIMITATIONS

(a)          If the Closing occurs, Seller shall have liability under Section 6.4(a) with respect to any Breach of a representation or warranty only if on or before the date that is one (1) year after the Closing Date, Buyer notifies Seller of a claim, specifying the factual basis of the claim in reasonable detail to the extent known by Buyer.

(b)          If the Closing occurs, Buyer shall have liability under Section 6.4(a) with respect to any Breach of a representation or warranty only if on or before the date that is one (1) year after the Closing Date, Seller notify Buyer of a claim specifying the factual basis of the claim in reasonable detail to the extent known by Seller.

(c)          Notwithstanding anything contained herein to the contrary, in no event shall Seller have any liability to Buyer under Section 6.4 hereof (i) unless and until the aggregate liability of Seller shall exceed the sum of Ten Thousand Dollars ($10,000.00), and then only to the extent of such excess, and (ii) in excess of One Hundred Thousand Dollars ($100,000.00) in the aggregate, above which Seller shall have no further liability.

6.5	No SETOFF RIGHT

Buyer may not set off any amount to which it claims to be entitled from Seller against amounts otherwise payable under any provision of this Agreement.

6.6	THIRD-PARTY CLAIMS

(a)           A Person benefited by Section 6.2, 6.3 (solely to the extent provided in the last sentence of Section 6.3), or 6.4 (an “Indemnified Person”) shall give notice of the assertion of a Third-Party Claim to Seller or Buyer (an “Indemnifying Person”), as the case may be; provided, however, that no failure or delay on the part of an Indemnified Person in notifying an Indemnifying Person will relieve the Indemnifying Person from any obligation under this Article 6 except to the extent that the failure or delay materially prejudices the defense of the Third-Party Claim by the Indemnifying Person.

(b)            Except as provided in Section 6.6(c), the Indemnifying Person may elect to assume the defense of the Third-Party Claim with counsel satisfactory to the Indemnified Person by (A) giving notice to the Indemnified Person of its election to assume the defense of the Third-Party Claim and (B) giving the Indemnified Person evidence acceptable to the Indemnified Person that the Indemnifying Person has adequate financial resources to defend against the Third-Party Claim and fulfill its obligations under this Article 6, in each case no later than 10 days after the Indemnified Person gives notice of the assertion of a Third-Party Claim under Section 6.6(a).If the Indemnifying Person elects to assume the defense of a Third-Party Claim:

(A)         it shall diligently conduct the defense and, so long as it diligently conducts the defense, shall not be liable to the Indemnified Person for any Indemnified Person’s fees or expenses subsequently incurred in connection with the defense of the Third-Party Claim other than reasonable costs of investigation;

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(B)         the election will conclusively establish for purposes of this Agreement that the Indemnified Person is entitled to relief under this Agreement for any Loss arising, directly or indirectly, from or in connection with the Third-Party Claim;

(C)         no compromise or settlement of such Third-Party Claim may be effected by the Indemnifying Person without the Indemnified Person’s consent unless (I) there is no finding or admission of any violation by the Indemnified Person of any Legal Requirement or any rights of any Person, (II) the Indemnified Person receives a full release of and from any other claims that may be made against the Indemnified Person by the Third Party bringing the Third-Party Claim, and (III) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and

(D)         the Indemnifying Person shall have no liability with respect to any compromise or settlement of such claims effected without its consent.

(ii)           If the Indemnifying Person does not assume the defense of a Third-Party Claim in the manner and within the period provided in Section 6.7(b)(i), or if the Indemnifying Person does not diligently conduct the defense of a Third-Party Claim, the Indemnified Person may conduct the defense of the Third-Party Claim at the expense of the Indemnifying Person and the Indemnifying Person shall be bound by any determination resulting from such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

(c)           Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or any Related Party other than as a result of monetary damages for which it would be entitled to relief under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise, or settle such Third-Party Claim.

(d)           Notwithstanding the provisions of Section 7.12, Seller consents to the nonexclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of determining any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein.

(e)           With respect to any Third-Party Claim subject to this Article 6:

(i)          any Indemnified Person and any Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceeding at all stages thereof where such Person is not represented by its own counsel; and

(ii)         both the Indemnified Person and the Indemnifying Person, as the case may be, shall render to each other such assistance as they may reasonably require of each other and shall cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(f)           In addition to Section 5.3, with respect to any Third-Party Claim subject to this Article 6, the parties shall cooperate in a manner to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each party agrees that:

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(i)          it shall use its best efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure); and

(ii)         all communications between any party and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

(g)           Any claim under this Article 6 for any matter involving a Third-Party Claim shall be indemnified, paid, or reimbursed promptly. If the Indemnified Person shall for any reason assume the defense of a Third-Party Claim, the Indemnifying Person shall reimburse the Indemnified Person on a monthly basis for the costs of investigation and the reasonable fees and expenses of counsel retained by the Indemnified Person.

6.7	OTHER CLAIMS

A claim under this Article 6 for any matter not involving a Third-Party Claim may be made by notice to Seller or Buyer, as the case may be, and shall be indemnified, paid, or reimbursed promptly after such notice.

6.8	STRICT LIABILITY OR INDEMNITEE NEGLIGENCE

THE PROVISIONS IN THIS ARTICLE 6.8 SHALL BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED UPON PAST, PRESENT, OR FUTURE ACTS, CLAIMS, OR LEGAL REQUIREMENTS (INCLUDING ANY PAST, PRESENT, OR FUTURE PRODUCTS LIABILITY, SECURITIES, OR OTHER LEGAL REQUIREMENT) AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM RELIEF IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY, OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING RELIEF, OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING RELIEF.

7.	MISCELLANEOUS

7.1	EXPENSES

(a)          Except as otherwise provided in this Agreement or the other documents to be delivered pursuant to this Agreement, each party will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution, and performance of this Agreement and the consummation and performance of the Contemplated Transactions, including all fees and expenses of its Representatives.

(b)          All stamp, documentary, and other transfer Taxes (including any penalties and interest and stamp duty payable for the transfer of Shares) incurred in connection with this Agreement, whether pertaining to the Shares or any assets and properties of the Company, will be paid by Seller. Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes.

(c)          Any unpaid fees or obligations incurred by Seller in connection with its retention of the Disclosed Broker will be paid by Buyer at Closing.

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7.2	PUBLIC ANNOUNCEMENTS

Notwithstanding any confidentiality obligation to which Buyer is subject, any public announcement, including any press release, communication to employees, customers, suppliers, or others having dealings with the Company, or similar publicity with respect to this Agreement or any Contemplated Transaction, will be issued, at such time, in such manner, and containing such content as Buyer determines.

7.3	DISCLOSURE SCHEDULES

In the event of any inconsistency between the statements in this Agreement and those in the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules with respect to a specifically identified representation or warranty), the statements in this Agreement will control.

7.4	NATURE OF SELLER’S OBLIGATIONS

Seller shall cause its subsidiary and the Company to take, or refrain from taking, all actions as may be necessary or appropriate to implement this Agreement.

7.5	FURTHER ASSURANCES

The parties will (a) execute and deliver to each other such other documents and (b) do such other acts and things as a party may reasonably request for the purpose of carrying out the intent of this Agreement, the Contemplated Transactions, and the documents to be delivered pursuant to this Agreement.

7.6	ENTIRE AGREEMENT

This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including any letter of intent and, upon the Closing, any confidentiality obligation to which Buyer is subject) and constitutes (along with the Disclosure Schedules, the exhibits, and the other documents to be delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to the subject matter of this Agreement.

7.7	MODIFICATION

This Agreement may only be amended, supplemented, or otherwise modified by a writing executed by Buyer and Seller.

7.8	ASSIGNMENTS AND SUCCESSORS

No party shall assign any of its rights or delegate any of its obligations under this Agreement without the prior consent of the other parties, which shall not be unreasonably withheld, except that (a) Buyer may assign any of its rights and delegate any of its obligations under this Agreement to any Subsidiary of Buyer and, after the Closing, to the purchaser of all or a substantial part of the equity securities or business of the Company and may collaterally assign its rights under this Agreement to any financial institution providing financing in connection with the Contemplated Transactions and the Seller shall accept performance of such purchaser in place of the Buyer but the Buyer shall not be released hereunder, and (b) Seller may, without Buyer’s prior written consent, assign any of his rights or duties to his estate. Any purported assignment of rights or delegation of obligations in violation of this Section 7.9 will be void. Subject to the foregoing, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the heirs, executors, administrators, legal representatives, successors, and permitted assigns of the parties.

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7.9	NO THIRD-PARTY RIGHTS

Other than the Indemnified Persons and the parties, no Person will have any legal or equitable right, remedy, or claim under or with respect to this Agreement. This Agreement may be amended or terminated, and any provision of this Agreement may be waived, without the consent of any Person who is not a party to the Agreement.

7.10	REMEDIES CUMULATIVE

The rights and remedies of the parties are cumulative and not alternative.

7.11	GOVERNING LAW

All matters relating to or arising out of this Agreement or any Contemplated Transaction and the rights of the parties (whether sounding in contract, tort, or otherwise) will be governed by and construed and interpreted under the laws of the State of Nevada without regard to conflicts of laws principles that would require the application of any other law.

7.12	JURISDICTION; SERVICE OF PROCESS

Except as otherwise provided in this Agreement, any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction shall be brought in the courts of the State of New Jersey, or, if it has or can acquire jurisdiction, in the United States District Court of New Jersey, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of such Proceeding shall be heard and determined only in any such court, and agrees not to bring any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction in any other court. Each party acknowledges and agrees that this Section 7.12 constitutes a voluntary and bargained-for agreement between the parties. Process in any Proceeding referred to in the first sentence of this Section or in Section 6.6(d) may be served on any party anywhere in the world, including by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 7.17. Nothing in this Section 7.12 will affect the right of any party to serve legal process in any other manner permitted by law or at equity.

7.13	WAIVER OF JURY TRIAL

EACH PARTY, KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY, WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY CONTEMPLATED TRANSACTION, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE.

7.14	ATTORNEYS’ FEES

In the event any Proceeding is brought in respect of this Agreement or any of the documents referred to in this Agreement, the prevailing party will be entitled to recover reasonable attorneys’ fees and other costs incurred in such Proceeding, in addition to any relief to which such party may be entitled.

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7.15	ENFORCEMENT OF AGREEMENT

Each party would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any Breach of this Agreement by either party could not be adequately compensated in all cases by monetary damages alone. Accordingly, each party agrees that, in addition to any other right or remedy to which a party may be entitled at law or in equity, such party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to obtain temporary, preliminary, and permanent injunctive relief to prevent Breaches or threatened Breaches, without posting any bond or giving any other undertaking.

7.16	NO WAIVER

Neither any failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable Legal Requirements, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be waived by a party, in whole or in part, unless made in a writing signed by such party; (b) a waiver given by a party will only be applicable to the specific instance for which it is given; and (c) no notice to or demand on a party will (i) waive or otherwise affect any obligation of that party or (ii) affect the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

7.17	NOTICES

All notices and other communications required or permitted by this Agreement shall be in writing and will be effective, and any applicable time period shall commence, when (a) delivered to the following address by hand or by a nationally recognized overnight courier service (costs prepaid) addressed to the following address or (b) transmitted electronically to the following facsimile numbers or e-mail addresses, in each case marked to the attention of the Person (by name or title) designated below (or to such other address, facsimile number, e-mail address, or Person as a party may designate by notice to the other parties):

Seller:

NL Penn Capital, LP

203 NE Front Street

Suite 101

Milford, DE 19963

Buyer:

Idea Lab X Products, Inc.

Attention: Kevin Ferguson

909 New Brunswick Avenue

Alpha, NJ 08865

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7.18	SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

7.19	TIME OF ESSENCE

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

7.20	COUNTERPARTS AND ELECTRONIC SIGNATURES

(a)          This Agreement and other documents to be delivered pursuant to this Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy and all of which, when taken together, will be deemed to constitute one and the same agreement or document, and will be effective when counterparts have been signed by each of the parties and delivered to the other parties.

(b)          A manual signature on this Agreement or other documents to be delivered pursuant to this Agreement, an image of which shall have been transmitted electronically, will constitute an original signature for all purposes. The delivery of copies of this Agreement or other documents to be delivered pursuant to this Agreement, including executed signature pages where required, by electronic transmission will constitute effective delivery of this Agreement or such other document for all purposes.

[SIGNATURES ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

SELLER

NL PENN CAPITAL, LP

	By:	NL PENN GP, LLC
Its General Partner

/s/ Phillip A. McFillin
By:	Phillip A. McFillin, Managing Member
for NL Penn GP, LLC

BUYER

IDEA LAB X PRODUCTS, INC.

/s/ Chris Ferguson
By:	Chris Ferguson, CEO

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